Exhibit 99(a)
                                                    NASD: BOKF

BOK Financial Corporation Reports Quarterly Earnings of $188 million or $2.74 Per Share in the Third Quarter

CEO Commentary
Steven G. Bradshaw, president and chief executive officer, stated, “The third quarter was BOKF’s second-consecutive record quarter with net income of $188 million or $2.74 per share. This quarter exhibits many of the benefits achieved from our strategy to generate revenue growth through long-term commitments and investments. Our diversified Wealth Management business, built over 30+ years, largely through organic growth, led the way with a record $153 million in total revenues, a 14% increase from their previous high set during the same quarter last year. Our alternative investment practice, which began in 2005 and provides equity and debt capital to growing businesses, experienced significant gains during the third quarter adding $31 million to pretax revenue. These types of long-term differentiators set us apart and demonstrate the force of a diversified business model.”

Bradshaw continued, “Equally impressive to our revenue generating opportunities this year has been our firm hold on expense management, which has grown at a rate just slightly above 2% over the last two trailing twelve month periods, despite significant technology and cyber-related investments.

While loan growth continues to be a challenge, and our line utilization levels at five year lows, we believe that the inevitable return to normalized levels will result in significant earnings growth potential. Our strong results today leave us well-positioned to aggressively add customers throughout our loan portfolio.”

Third Quarter 2021 Financial Highlights
•Net income was $188.3 million or $2.74 per diluted share for the third quarter of 2021 and $166.4 million or $2.40 per diluted share for the second quarter of 2021.
•Net interest revenue totaled $280.2 million, consistent with the prior quarter. Net interest margin was 2.66 percent compared to 2.60 percent in the second quarter of 2021.
•Operating revenue totaled $229.8 million, an increase of $38.4 million. Growth in much of our fee-based businesses, led by brokerage and trading and mortgage banking revenues, was partially offset by lower operating revenues from repossessed assets related to oil and gas properties sold during the quarter. In addition, we recognized a $31.1 million pre-tax gain on the sale of an alternative investment. This gain was partially offset by losses on the extinguishment of subordinated debt and sale of repossessed assets.
•Operating expense totaled $291.3 million, consistent with the prior quarter, as a $3.8 million increase in personnel expense was offset by a $3.7 million decrease in non-personnel expense, primarily due to a reduction of operating expenses related to oil and gas properties sold during the quarter.
•Period-end loans decreased $1.1 billion to $20.3 billion at September 30, 2021. Period-end Paycheck Protection Program ("PPP") loans decreased $586 million to $536 million. The remaining decrease was primarily due to paydowns of commercial energy loans and commercial real estate loans. Average loans were $20.8 billion, a $1.3 billion decrease compared to the second quarter of 2021.
•Continued improvement in credit quality metrics and lower loan balances coupled with strength in commodity prices and a continued optimistic outlook for growth in gross domestic product and the labor markets resulted in a $23.0 million negative provision for expected credit losses in the third quarter of 2021. A $35.0 million negative provision for expected credit losses was recorded in the prior quarter. The combined allowance for credit losses totaled $306 million or 1.54 percent of outstanding loans, excluding PPP loans, at September 30, 2021. The combined allowance for credit losses was $336 million or 1.66 percent of outstanding loans, excluding PPP loans, at June 30, 2021.

•Average deposits increased $344 million to $37.8 billion and period-end deposits increased $1.1 billion to $38.5 billion, largely due to growth in commercial balances. Average demand deposits grew by $481 million and average interest bearing deposits decreased by $137 million.
•The company's common equity Tier 1 capital ratio was 12.26 percent at September 30, 2021. In addition, the company's Tier 1 capital ratio was 12.29 percent, total capital ratio was 13.38 percent, and leverage ratio was 8.77 percent at September 30, 2021. At June 30, 2021, the company's common equity Tier 1 capital ratio was 11.95 percent, Tier 1 capital ratio was 12.01 percent, total capital ratio was 13.61 percent, and leverage ratio was 8.58 percent.
•The company repurchased 478,141 shares of common stock at an average price of $85.00 a share in the third quarter of 2021.
•On August 23, 2021, the company redeemed the subordinated debt issued in June of 2016 at the interest rate of 5.375 percent using existing capital, saving approximately $8.0 million per year in interest payments. The repayment resulted in a realized loss on extinguishment of debt of $5.2 million.
•Commercial Banking contributed $102.7 million to net income in the third quarter of 2021, an increase of $30.1 million compared to the second quarter of 2021. The sale of an alternative investment resulted in a $31.1 million pre-tax gain, net of non-controlling interest. Combined net interest revenue and fee revenue decreased $3.7 million, largely due to a decrease of $6.0 million in production revenue from repossessed oil and gas properties, which was partially offset by a decrease in expenses on the same properties. In addition, favorable yields on deposits sold to our Funds Management unit dampened the reduction of total revenue. Average Commercial Banking loans decreased $393 million due to purposeful deleveraging by our customers. Average Commercial Banking deposits grew 5 percent to $17.9 billion in the third quarter of 2021.
•Consumer Banking contributed $12.4 million to net income in the third quarter of 2021, an increase of $10.7 million compared to the prior quarter. Combined net interest revenue and fee revenue increased $9.0 million. Net interest revenue increased $2.3 million, mainly due to favorable yields on deposits sold to our Funds Management unit. Fees and commissions revenue increased $6.7 million, largely due to mortgage production revenue. Lower mortgage banking costs largely drove a $3.0 million decrease in operating expense. Average Consumer Banking deposits were consistent with the prior quarter.
•Wealth Management contributed a record $41.4 million to net income in the third quarter of 2021, an increase of $10.3 million compared to the prior quarter. Our diverse set of investment-focused businesses including fixed income trading, private wealth, institutional wealth, financial risk management, and multiple fiduciary businesses combined to provide total net interest and fee revenues of $153.2 million, an increase of $22.0 million over the second quarter of 2021. Revenue primarily from agency residential mortgage trading activity increased $15.4 million to $77.3 million due to higher margin market opportunities. Operating expense increased $8.0 million, primarily due to incentive compensation costs related to increased trading activity. Average Wealth Management deposits decreased 6 percent to $9.1 billion in the third quarter of 2021. Assets under management were $98.8 billion, an increase of $2.2 billion compared to the prior quarter.

Net Interest Revenue
Net interest revenue was $280.2 million for the third quarter of 2021, largely unchanged compared to the second quarter of 2021. Net interest margin was 2.66 percent compared to 2.60 percent in the prior quarter.
Average earning assets decreased $892 million compared to the second quarter of 2021. Average loan balances decreased $1.3 billion, largely due to paydowns of PPP loans. Available for sale securities increased $203 million. Average trading securities grew by $187 million. Other borrowings decreased $1.1 billion while funds purchased and repurchase agreements decreased $342 million.
The yield on average earning assets was 2.78 percent, a 3 basis point increase from the prior quarter. The loan portfolio yield increased 14 basis points to 3.68 percent, primarily due to non-use fees related to lower credit line utilization. The yield on the available for sale securities portfolio decreased 5 basis points to 1.80 percent.
Funding costs were 0.19 percent, down 2 basis points. The cost of interest-bearing deposits decreased 1 basis point to 0.13 percent. The cost of other borrowed funds increased 2 basis points to 0.30 percent. The cost of subordinated debentures decreased 24 basis points due to the redemption of $150 million in the third quarter. The benefit to net interest margin from assets funded by non-interest liabilities was 7 basis points for the third quarter of 2021, compared to 6 basis points for the prior quarter.

Operating Revenue
Growing $21.0 million over the prior quarter, fees and commissions revenue totaled $190.4 million for the third quarter of 2021. Brokerage and trading revenue increased $18.5 million to $47.9 million. Higher margin market opportunities led to an $11.1 million increase in trading revenue. Customer hedging revenue increased $5.1 million, primarily attributed to energy customers. Investment banking revenue increased $1.9 million, largely due to the timing of financial advisory fees.
Mortgage banking revenue increased $5.1 million compared to the prior quarter. While mortgage production volume decreased $28 million to $615 million, production revenue as a percentage of production volume, which includes unrealized gains and losses on our mortgage commitment pipeline and related hedges, increased to 2.50 percent. An increase in consumer activity following the pandemic shut downs resulted in a $1.6 million increase in deposit service charges.
Other gains and losses, net increased $14.6 million over the prior quarter. The sale of an alternative investment resulted in a $31.1 million gain, net of non-controlling interest, which was partially offset by a $5.2 million loss on the extinguishment of subordinated debentures and a $3.9 million loss on the sale of a repossessed oil and gas asset. The prior quarter included a $7.4 million gain on the sale of a repossessed asset.
Other revenue decreased $4.3 million as a result of lower operating revenue from repossessed oil and gas assets due to the sale of a property, which was largely offset by a reduction of expenses on the same properties.

Operating Expense
Total operating expense remained consistent with the prior quarter at $291.3 million with a $3.8 million increase in personnel expense offset by a $3.7 million decrease in non-personnel expense.
Cash based incentive compensation increased $8.8 million, primarily in relation to increased trading revenue. Deferred compensation expense, which is largely offset by a decrease in the value of related investments included in Other gains (losses), net, decreased $2.4 million. Employee benefits expense decreased $3.3 million due to reduced payroll taxes and employee healthcare costs.
Other expense decreased $6.8 million as a result of lower operating expenses on repossessed assets. Mortgage banking costs decreased $2.2 million due to a decrease in prepayments. These decreases were partially offset by a $2.2 million increase in business promotion costs, a $2.0 million increase in data processing and communications expense and a $1.8 million increase in occupancy and equipment expense.

Loans, Deposits and Capital
Loans
Outstanding loans were $20.3 billion at September 30, 2021, a $1.1 billion decrease compared to June 30, 2021, led by lower PPP loan balances and to a lesser extent, energy and commercial real estate loans.
Outstanding commercial loan balances decreased $298 million compared to June 30, 2021, primarily due to lower energy loan balances. Although the primary source of repayment of our commercial loan portfolio is the on-going cash flow from operations of the customer's business, loans are generally governed by a borrowing base and secured by the customer’s assets.
Energy loan balances decreased $197 million to $2.8 billion or 14 percent of total loans. While commodity prices have continued to improve and stabilize, sourcing new loans sufficient to offset paydowns remains a challenge. The majority of this portfolio is first lien, senior secured, reserve-based lending to oil and gas producers, which we believe is the lowest risk form of energy lending. Approximately 67 percent of committed production loans are secured by properties primarily producing oil. The remaining 33 percent is secured by properties primarily producing natural gas. Unfunded energy loan commitments were $2.8 billion at September 30, 2021, an increase of $109 million over June 30, 2021.
Services loan balances decreased $66 million to $3.3 billion or 16 percent of total loans. Services loans consist of a large number of loans to a variety of businesses, including Native American tribal and state and local municipal government entities, Native American tribal casino operations, foundations and not-for-profit organizations, educational services and specialty trade contractors.
Healthcare sector loan balances decreased $34 million compared to the prior quarter, totaling $3.3 billion or 16 percent of total loans. Our healthcare sector loans primarily consist of $2.6 billion of senior housing and care facilities, including independent living, assisted living and skilled nursing. Generally we loan to borrowers with a portfolio of multiple facilities that serves to help diversify risks specific to a single facility.

Commercial real estate loan balances decreased $130 million compared to June 30, 2021 and represent 20 percent of total loans at September 30, 2021, largely due to refinancing in the long term, non-recourse markets. Multifamily residential loans, decreased $89 million to $876 million at September 30, 2021. Loans secured by office facilities decreased $43 million to $1.0 billion. Loans secured by other commercial real estate properties decreased $35 million to $435 million. Loans secured by industrial facilities increased $66 million to $890 million.
PPP loan balances decreased $586 million to $536 million or 3 percent of total loans.
Loans to individuals decreased $55 million and represent 17 percent of total loans at September 30, 2021. Residential mortgage loans decreased $62 million, largely due to the re-sale of loans previously sold into GNMA mortgage pools that the Company repurchased when certain defined delinquency criteria were met. Many loans repurchased during the pandemic have since been cured and meet the re-sale qualifications. Personal loans were up $7.1 million.
Deposits
Period-end deposits totaled $38.5 billion at September 30, 2021, a $1.1 billion increase compared to June 30, 2021. Demand deposit account balances grew by $710 million and interest-bearing transaction account balances increased by $474 million. Average deposits were $37.8 billion at September 30, 2021, a $344 million increase compared to June 30, 2021. Demand deposit account balances increased $481 million primarily from deposits attributed to the Commercial Banking segment while interest-bearing deposits decreased $137 million.
Capital
The company's common equity Tier 1 capital ratio was 12.26 percent at September 30, 2021. In addition, the company's Tier 1 capital ratio was 12.29 percent, total capital ratio was 13.38 percent, and leverage ratio was 8.77 percent at September 30, 2021. We have elected to delay the regulatory capital impact of the transition of the allowance for credit losses from the incurred loss methodology to CECL for two years, followed by a three-year transition period, which added 20 basis points to the company's common equity tier 1 capital ratio at September 30. At June 30, 2021, the company's common equity Tier 1 capital ratio was 11.95 percent, Tier 1 capital ratio was 12.01 percent, total capital ratio was 13.61 percent, and leverage ratio was 8.58 percent.
The company's tangible common equity ratio, a non-GAAP measure, was 9.28 percent at September 30, 2021 and 9.09 percent at June 30, 2021. The tangible common equity ratio is primarily based on total shareholders' equity, which includes unrealized gains and losses on available for sale securities. The company has elected to exclude unrealized gains and losses from available for sale securities from its calculation of Tier 1 capital for regulatory capital purposes, consistent with the treatment under the previous capital rules.
The company repurchased 478,141 shares of common stock at an average price of $85.00 a share in the third quarter of 2021. We view share buybacks opportunistically, but within the context of maintaining our strong capital position.

Credit Quality
Expected credit losses on assets carried at amortized cost are recognized over their expected lives based on models that measure the probability of default and loss given default over a 12-month reasonable and supportable forecast period. Our models incorporate base case, downside and upside macroeconomic variables such as real gross domestic product ("GDP") growth, civilian unemployment rate and West Texas Intermediate ("WTI") oil prices on a probability weighted basis.
We recorded a $23.0 million negative provision for credit losses in the third quarter of 2021. Changes in our reasonable and supportable forecasts of macroeconomic variables, primarily due to continued strength in commodity prices and a continued optimistic outlook for economic growth in GDP and labor markets resulted in a $12.3 million decrease in the allowance for credit losses related to lending activities. Changes in loan portfolio characteristics, primarily related to improving credit quality metrics and lower loan balances resulted in a $10.1 million decrease in the allowance for credit losses related to lending activities.

Our base case reasonable and supportable forecast assumes that the COVID-19 pandemic continues to improve from the Delta variant as global virus immunity continues to be more widespread and vaccines prove to be effective against severe virus outcomes as well as new virus strains. Elevated consumer consumption and the need for inventory restocking is expected to result in GDP growth above historical averages throughout mid-year 2022, but begins to moderate thereafter. We expect a 4.1 percent increase in GDP over the next twelve months. We expect labor force participants will continue to re-enter the job market to help meet record job openings. This increase in employment helps maintain household income above its pre-pandemic trend and prevents a sharp drop-off in spending. Our forecasted civilian unemployment rate is 4.9 percent for the fourth quarter of 2021, improving to 4.5 percent by the third quarter of 2022. WTI oil prices are projected to generally follow the NYMEX forward curve that existed at the end of September 2021, averaging $68.38 per barrel over the next twelve months.

The probability weighting of our base case reasonable and supportable forecast decreased to 65 percent in the third quarter of 2021 compared to 70 percent in the second quarter of 2021 as the level of uncertainty in the current economic outlook worsened slightly. Our downside case, probability weighted at 25 percent, assumes additional waves and hotspots emerge in areas of the country with lower vaccination rates stemming from the impact of new virus strains, such as the current Delta variant, as the U.S. enters the fall and winter months. This results in a relatively mild recession with conditions beginning to improve in the summer of 2022.

The allowance for loan losses totaled $277 million or 1.36 percent of outstanding loans and 208 percent of nonaccruing loans at September 30, 2021, excluding residential mortgage loans guaranteed by U.S. government agencies. The combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $306 million or 1.50 percent of outstanding loans and 230 percent of nonaccruing loans at September 30, 2021. Excluding PPP loans, the allowance for loan losses was 1.40 percent of outstanding loans and the combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was 1.54 percent.

At June 30, 2021, the allowance for loan losses was $312 million or 1.46 percent of outstanding loans and 183 percent of nonaccruing loans, excluding loans guaranteed by U.S. government agencies. The combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments was $336 million or 1.57 percent of outstanding loans and 197 percent of nonaccruing loans.

Nonperforming assets totaled $349 million or 1.71 percent of outstanding loans and repossessed assets at September 30, 2021, down from $408 million or 1.90 percent at June 30, 2021. Nonperforming assets that are not guaranteed by U.S. government agencies totaled $162 million or 0.83 percent of outstanding loans and repossessed assets at September 30, 2021, compared to $228 million or 1.14 percent at June 30, 2021. The decrease in nonperforming assets was primarily related to a decrease in nonaccruing energy loans and sales of energy-related repossessed assets during the third quarter of 2021.
Nonaccruing loans were $142 million or 0.72 percent of outstanding loans, excluding PPP loans, at September 30, 2021. Nonaccruing commercial loans totaled $81 million or 0.66 percent of outstanding commercial loans. Nonaccruing commercial real estate loans totaled $21 million or 0.52 percent of outstanding commercial real estate loans. Nonaccruing loans to individuals totaled $40 million or 1.14 percent of outstanding loans to individuals.
Nonaccruing loans decreased $38 million compared to June 30, 2021, primarily due to a decrease in nonaccruing energy loans. New nonaccruing loans identified in the third quarter totaled $22 million, offset by $42 million in payments received and $10 million in charge-offs.
Potential problem loans, which are defined as performing loans that, based on known information, cause management concern as to the borrowers' ability to continue to perform, totaled $333 million at September 30, 2021, down significantly from $384 million at June 30. Potential problem energy and services loans decreased compared to the prior quarter, partially offset by an increase in potential problem commercial real estate loans.
Net charge-offs were $7.8 million or 0.16 percent of average loans on an annualized basis for the third quarter of 2021, excluding PPP loans. Net charge-offs were 0.26 percent of average loans over the last four quarters. Net charge-offs were $15.4 million or 0.30 percent of average loans on an annualized basis for the second quarter of 2021, excluding PPP loans. Gross charge-offs were $9.6 million for the third quarter compared to $18.3 million for the previous quarter. Recoveries totaled $1.8 million for the third quarter of 2021 and $2.9 million for the second quarter of 2021.

Securities and Derivatives
The fair value of the available for sale securities portfolio totaled $13.3 billion at September 30, 2021, a $24 million increase compared to June 30, 2021. At September 30, 2021, the available for sale securities portfolio consisted primarily of $8.2 billion of residential mortgage-backed securities fully backed by U.S. government agencies and $4.7 billion of commercial mortgage-backed securities fully backed by U.S. government agencies. At September 30, 2021, the available for sale securities portfolio had a net unrealized gain of $221 million compared to $297 million at June 30, 2021.
The company also maintains a portfolio of residential mortgage-backed securities issued by U.S. government agencies and interest rate derivative contracts as an economic hedge of the changes in the fair value of our mortgage servicing rights. This portfolio of fair value option securities decreased $9.4 million to $51 million at September 30, 2021.
The net economic benefit of the changes in the fair value of mortgage servicing rights and related economic hedges was $7.3 million during the third quarter of 2021, including a $12.9 million increase in the fair value of mortgage servicing rights, a $5.9 million decrease in the fair value of securities and derivative contracts held as an economic hedge, and $286 thousand of related net interest revenue.

Conference Call and Webcast
The company will hold a conference call at 9 a.m. Central time on Wednesday, October 20, 2021 to discuss the financial results with investors. The live audio webcast and presentation slides will be available on the company’s website at www.bokf.com. The conference call can also be accessed by dialing 1-201-689-8471. A conference call and webcast replay will also be available shortly after conclusion of the live call at www.bokf.com or by dialing 1-412-317-6671 and referencing conference ID # 13723814.

About BOK Financial Corporation
BOK Financial Corporation is a $47 billion regional financial services company headquartered in Tulsa, Oklahoma with $99 billion in assets under management and administration. The company's stock is publicly traded on NASDAQ under the Global Select market listings (BOKF). BOK Financial Corporation's holdings include BOKF, NA; BOK Financial Securities, Inc., BOK Financial Private Wealth, Inc. and BOK Financial Insurance, Inc. BOKF, NA's holdings include TransFund, Cavanal Hill Investment Management, Inc. and BOK Financial Asset Management, Inc. BOKF, NA operates banking divisions across eight states as: Bank of Albuquerque; Bank of Oklahoma; Bank of Texas; and BOK Financial in Arizona, Arkansas, Colorado, Kansas and Missouri; as well as having limited purpose offices in Nebraska, Wisconsin and Connecticut. Through its subsidiaries, BOK Financial Corporation provides commercial and consumer banking, brokerage trading, investment, trust and insurance services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.
The company will continue to evaluate critical assumptions and estimates, such as the appropriateness of the allowance for credit losses and asset impairment as of September 30, 2021 through the date its financial statements are filed with the Securities and Exchange Commission and will adjust amounts reported if necessary.
This news release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about BOK Financial Corporation, the financial services industry, the economy generally and the expected or potential impact of the novel coronavirus (COVID-19) pandemic, and the related responses of the government, consumers, and others, on our business, financial condition and results of operations. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “projects,” “will,” “intends,” variations of such words and similar expressions are intended to identify such forward-looking statements. Management judgments relating to and discussion of the provision and allowance for credit losses, allowance for uncertain tax positions, accruals for loss contingencies and valuation of mortgage servicing rights involve judgments as to expected events and are inherently forward-looking statements. Assessments that acquisitions and growth endeavors will be profitable are necessary statements of belief as to the outcome of future events based in part on information provided by others which BOK Financial has not independently verified. These various forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, and assumptions which are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what is expected, implied or forecasted in such forward-looking statements. Internal and external factors that might cause such a difference include, but are not limited to changes in government, consumer or business responses to, and ability to treat or prevent further outbreak of the COVID-19 pandemic, changes in commodity prices, interest rates and interest rate relationships, inflation, demand for products and services, the degree of competition by traditional and nontraditional competitors, changes in banking regulations, tax laws, prices, levies and assessments, the impact of technological advances, and trends in customer behavior as well as their ability to repay loans. BOK

Financial Corporation and its affiliates undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

                                                Exhibit 99(b)

BALANCE SHEETS -- UNAUDITED
BOK FINANCIAL CORPORATION
(In thousands)

	Sept. 30, 2021	June 30, 2021
ASSETS
Cash and due from banks	$729,285	$678,998
Interest-bearing cash and cash equivalents	1,162,477	580,457
Trading securities	5,554,040	5,699,070
Investment securities, net of allowance	215,592	220,832
Available for sale securities	13,342,113	13,317,922
Fair value option securities	51,019	60,432
Restricted equity securities	77,542	134,885
Residential mortgage loans held for sale	176,813	200,842
Loans:
Commercial	12,175,140	12,472,907
Commercial real estate	4,116,892	4,246,992
Paycheck protection program	536,052	1,121,583
Loans to individuals	3,519,852	3,574,967
Total loans	20,347,936	21,416,449
Allowance for loan losses	(276,680)	(311,890)
Loans, net of allowance	20,071,256	21,104,559
Premises and equipment, net	558,126	556,400
Receivables	171,505	195,763
Goodwill	1,044,749	1,048,091
Intangible assets, net	96,186	105,694
Mortgage servicing rights	133,308	117,629
Real estate and other repossessed assets, net	28,770	57,337
Derivative contracts, net	1,901,136	1,701,443
Cash surrender value of bank-owned life insurance	403,369	401,163
Receivable on unsettled securities sales	215,755	70,954
Other assets	990,368	901,904
TOTAL ASSETS	$46,923,409	$47,154,375

LIABILITIES AND EQUITY
Deposits:
Demand	$14,090,229	$13,380,409
Interest-bearing transaction	21,753,110	21,278,719
Savings	900,497	875,456
Time	1,780,715	1,905,349
Total deposits	38,524,551	37,439,933
Funds purchased and repurchase agreements	843,273	730,183
Other borrowings	37,426	1,546,231
Subordinated debentures	131,220	276,043
Accrued interest, taxes and expense	220,266	199,014
Due on unsettled securities purchases	614,598	576,536
Derivative contracts, net	739,641	612,261
Other liabilities	415,986	419,623
TOTAL LIABILITIES	41,526,961	41,799,824
Shareholders' equity:
Capital, surplus and retained earnings	5,219,801	5,106,209
Accumulated other comprehensive gain	169,172	226,768
TOTAL SHAREHOLDERS' EQUITY	5,388,973	5,332,977
Non-controlling interests	7,475	21,574
TOTAL EQUITY	5,396,448	5,354,551
TOTAL LIABILITIES AND EQUITY	$46,923,409	$47,154,375

AVERAGE BALANCE SHEETS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Three Months Ended
	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020
ASSETS
Interest-bearing cash and cash equivalents	$682,788	$659,312	$711,047	$643,926	$553,070
Trading securities	7,617,236	7,430,217	6,963,617	6,888,189	1,834,160
Investment securities, net of allowance	218,117	221,401	237,313	251,863	258,965
Available for sale securities	13,446,095	13,243,542	13,433,767	12,949,702	12,580,850
Fair value option securities	56,307	64,864	104,662	122,329	387,784
Restricted equity securities	245,485	208,692	189,921	280,428	144,415
Residential mortgage loans held for sale	167,620	218,200	207,013	229,631	213,125
Loans:
Commercial	12,231,230	12,402,925	12,908,461	13,113,449	13,772,217
Commercial real estate	4,218,190	4,395,848	4,547,945	4,788,393	4,754,269
Paycheck protection program	792,728	1,668,047	1,741,534	1,928,665	2,092,933
Loans to individuals	3,606,460	3,700,269	3,559,067	3,617,011	3,491,044
Total loans	20,848,608	22,167,089	22,757,007	23,447,518	24,110,463
Allowance for loan losses	(306,125)	(345,269)	(382,734)	(414,225)	(441,831)
Loans, net of allowance	20,542,483	21,821,820	22,374,273	23,033,293	23,668,632
Total earning assets	42,976,131	43,868,048	44,221,613	44,399,361	39,641,001
Cash and due from banks	766,688	763,393	760,691	742,432	723,826
Derivative contracts, net	1,501,736	1,022,137	873,712	553,779	581,839
Cash surrender value of bank-owned life insurance	401,926	401,760	399,830	397,354	394,680
Receivable on unsettled securities sales	632,539	716,700	735,482	1,094,198	4,563,301
Other assets	3,220,129	3,424,884	3,319,305	3,200,040	3,027,108
TOTAL ASSETS	$49,499,149	$50,196,922	$50,310,633	$50,387,164	$48,931,755

LIABILITIES AND EQUITY
Deposits:
Demand	$13,670,656	$13,189,954	$12,312,629	$12,136,071	$11,929,694
Interest-bearing transaction	21,435,736	21,491,145	21,433,406	20,718,390	19,752,106
Savings	888,011	872,618	789,656	737,360	707,121
Time	1,839,983	1,936,510	1,986,425	1,930,808	2,251,012
Total deposits	37,834,386	37,490,227	36,522,116	35,522,629	34,639,933
Funds purchased and repurchase agreements	1,448,800	1,790,490	2,830,378	2,153,254	2,782,150
Other borrowings	2,546,083	3,608,369	3,392,346	5,193,656	3,382,688
Subordinated debentures	214,654	276,034	276,015	275,998	275,980
Derivative contracts, net	434,334	366,202	428,488	399,476	458,390
Due on unsettled securities purchases	957,538	701,495	915,410	957,642	1,516,880
Other liabilities	619,913	634,460	671,715	656,147	712,674
TOTAL LIABILITIES	44,055,708	44,867,277	45,036,468	45,158,802	43,768,695
Total equity	5,443,441	5,329,645	5,274,165	5,228,362	5,163,060
TOTAL LIABILITIES AND EQUITY	$49,499,149	$50,196,922	$50,310,633	$50,387,164	$48,931,755

STATEMENTS OF EARNINGS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Interest revenue	$293,463	$294,659	$887,595	$949,980
Interest expense	13,236	22,909	46,639	138,766
Net interest revenue	280,227	271,750	840,956	811,214
Provision for credit losses	(23,000)	—	(83,000)	229,092
Net interest revenue after provision for credit losses	303,227	271,750	923,956	582,122
Other operating revenue:
Brokerage and trading revenue	47,930	69,526	98,120	182,327
Transaction card revenue	24,632	23,465	71,985	68,286
Fiduciary and asset management revenue	45,248	39,931	131,402	125,646
Deposit service charges and fees	27,429	24,286	77,499	72,462
Mortgage banking revenue	26,286	51,959	84,618	143,062
Other revenue	18,896	13,698	58,364	37,486
Total fees and commissions	190,421	222,865	521,988	629,269
Other gains (losses), net	31,091	2,044	57,661	(1,347)
Gain (loss) on derivatives, net	(5,760)	2,354	(14,590)	42,659
Gain (loss) on fair value option securities, net	(120)	(754)	(3,657)	53,180
Change in fair value of mortgage servicing rights	12,945	3,441	33,778	(85,800)
Gain (loss) on available for sale securities, net	1,255	(12)	3,152	5,571
Total other operating revenue	229,832	229,938	598,332	643,532
Other operating expense:
Personnel	175,863	179,860	520,908	512,276
Business promotion	4,939	2,633	9,837	10,783
Charitable contributions to BOKF Foundation	—	—	4,000	3,000
Professional fees and services	12,436	14,074	36,777	39,183
Net occupancy and equipment	28,395	28,111	81,690	84,847
Insurance	3,712	5,848	11,992	15,984
Data processing and communications	38,371	34,751	112,256	100,436
Printing, postage and supplies	3,558	3,482	11,283	11,256
Amortization of intangible assets	4,488	5,071	13,873	15,355
Mortgage banking costs	8,962	15,803	34,031	41,946
Other expense	10,553	7,411	41,566	26,571
Total other operating expense	291,277	297,044	878,213	861,637

Net income before taxes	241,782	204,644	644,075	364,017
Federal and state income taxes	54,061	50,552	144,939	83,655

Net income	187,721	154,092	499,136	280,362
Net income (loss) attributable to non-controlling interests	(601)	58	(1,667)	(444)
Net income attributable to BOK Financial Corporation shareholders	$188,322	$154,034	$500,803	$280,806

Average shares outstanding:
Basic	68,359,125	69,877,866	68,768,044	69,958,944
Diluted	68,360,871	69,879,290	68,770,663	69,962,053

Net income per share:
Basic	$2.74	$2.19	$7.23	$3.99
Diluted	$2.74	$2.19	$7.23	$3.99

FINANCIAL HIGHLIGHTS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratio and share data)

	Three Months Ended
	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020
Capital:
Period-end shareholders' equity	$5,388,973	$5,332,977	$5,239,462	$5,266,266	$5,218,787
Risk weighted assets	$33,916,456	$33,824,860	$32,623,108	$32,492,277	$31,529,826
Risk-based capital ratios:
Common equity tier 1	12.26%	11.95%	12.14%	11.95%	12.07%
Tier 1	12.29%	12.01%	12.21%	11.95%	12.07%
Total capital	13.38%	13.61%	13.98%	13.82%	14.05%
Leverage ratio	8.77%	8.58%	8.42%	8.28%	8.39%
Tangible common equity ratio[1]	9.28%	9.09%	8.82%	9.02%	9.02%

Common stock:
Book value per share	$78.56	$77.20	$75.33	$75.62	$74.23
Tangible book value per share	$61.93	$60.50	$58.67	$58.94	$57.64
Market value per share:
High	$92.97	$93.00	$98.95	$73.07	$62.86
Low	$77.20	$83.59	$67.57	$50.09	$48.41
Cash dividends paid	$35,725	$35,925	$36,038	$36,219	$35,799
Dividend payout ratio	18.97%	21.59%	24.67%	23.48%	23.24%
Shares outstanding, net	68,596,764	69,078,458	69,557,873	69,637,600	70,305,833
Stock buy-back program:
Shares repurchased	478,141	492,994	260,000	665,100	—
Amount	$40,644	$43,797	$20,071	$42,450	$—
Average price per share	$85.00	$88.84	$77.20	$63.82	$—

Performance ratios (quarter annualized):
Return on average assets	1.51%	1.33%	1.18%	1.22%	1.25%
Return on average equity	13.78%	12.58%	11.28%	11.75%	11.89%
Net interest margin	2.66%	2.60%	2.62%	2.72%	2.81%
Efficiency ratio	61.23%	64.20%	66.26%	62.77%	59.57%

Reconciliation of non-GAAP measures:
[1] Tangible common equity ratio:
Total shareholders' equity	$5,388,973	$5,332,977	$5,239,462	$5,266,266	$5,218,787
Less: Goodwill and intangible assets, net	1,140,935	1,153,785	1,158,676	1,161,527	1,166,615
Tangible common equity	$4,248,038	$4,179,192	$4,080,786	$4,104,739	$4,052,172

Total assets	$46,923,409	$47,154,375	$47,442,513	$46,671,088	$46,067,224
Less: Goodwill and intangible assets, net	1,140,935	1,153,785	1,158,676	1,161,527	1,166,615
Tangible assets	$45,782,474	$46,000,590	$46,283,837	$45,509,561	$44,900,609

Tangible common equity ratio	9.28%	9.09%	8.82%	9.02%	9.02%

	Three Months Ended
	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020
Pre-provision net revenue:
Net income before taxes	$241,782	$215,603	$186,690	$199,847	$204,644
Provision for expected credit losses	(23,000)	(35,000)	(25,000)	(6,500)	—
Net income (loss) attributable to non-controlling interests	(601)	686	(1,752)	485	58
Pre-provision net revenue	$219,383	$179,917	$163,442	$192,862	$204,586

Other data:
Tax equivalent interest	$2,217	$2,320	$2,301	$2,414	$2,457
Net unrealized gain on available for sale securities	$221,487	$297,267	$290,217	$440,814	$480,563

Mortgage banking:
Mortgage production revenue	$15,403	$10,004	$25,287	$26,662	$38,431

Mortgage loans funded for sale	$652,336	$754,893	$843,053	$998,435	$1,032,472
Add: current period-end outstanding commitments	239,066	276,154	387,465	380,637	560,493
Less: prior period end outstanding commitments	276,154	387,465	380,637	560,493	546,304
Total mortgage production volume	$615,248	$643,582	$849,881	$818,579	$1,046,661

Mortgage loan refinances to mortgage loans funded for sale	48%	48%	65%	58%	54%
Realized margin on funded mortgage loans	2.48%	2.75%	3.10%	3.78%	3.52%
Production revenue as a percentage of production volume	2.50%	1.55%	2.98%	3.26%	3.67%

Mortgage servicing revenue	$10,883	$11,215	$11,826	$12,636	$13,528
Average outstanding principal balance of mortgage loans serviced for others	14,899,306	15,065,173	15,723,231	16,518,208	17,434,215
Average mortgage servicing revenue rates	0.29%	0.30%	0.31%	0.30%	0.31%

Gain (loss) on mortgage servicing rights, net of economic hedge:
Gain (loss) on mortgage hedge derivative contracts, net	$(5,829)	$18,764	$(27,705)	$(385)	$2,295
Gain (loss) on fair value option securities, net	(120)	(1,627)	(1,910)	68	(754)
Gain (loss) on economic hedge of mortgage servicing rights	(5,949)	17,137	(29,615)	(317)	1,541
Gain (loss) on changes in fair value of mortgage servicing rights	12,945	(13,041)	33,874	6,276	3,441
Gain on changes in fair value of mortgage servicing rights, net of economic hedges, included in other operating revenue	6,996	4,096	4,259	5,959	4,982
Net interest revenue on fair value option securities[2]	286	341	393	550	1,565
Total economic benefit of changes in the fair value of mortgage servicing rights, net of economic hedges	$7,282	$4,437	$4,652	$6,509	$6,547
2     Actual interest earned on fair value option securities less internal transfer-priced cost of funds.

QUARTERLY EARNINGS TREND -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratio and per share data)

	Three Months Ended
	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020

Interest revenue	$293,463	$295,893	$298,239	$319,020	$294,659
Interest expense	13,236	15,584	17,819	21,790	22,909
Net interest revenue	280,227	280,309	280,420	297,230	271,750
Provision for credit losses	(23,000)	(35,000)	(25,000)	(6,500)	—
Net interest revenue after provision for credit losses	303,227	315,309	305,420	303,730	271,750
Other operating revenue:
Brokerage and trading revenue	47,930	29,408	20,782	39,506	69,526
Transaction card revenue	24,632	24,923	22,430	21,896	23,465
Fiduciary and asset management revenue	45,248	44,832	41,322	41,799	39,931
Deposit service charges and fees	27,429	25,861	24,209	24,343	24,286
Mortgage banking revenue	26,286	21,219	37,113	39,298	51,959
Other revenue	18,896	23,172	16,296	14,209	13,698
Total fees and commissions	190,421	169,415	162,152	181,051	222,865
Other gains, net	31,091	16,449	10,121	7,394	2,044
Gain (loss) on derivatives, net	(5,760)	18,820	(27,650)	(339)	2,354
Gain (loss) on fair value option securities, net	(120)	(1,627)	(1,910)	68	(754)
Change in fair value of mortgage servicing rights	12,945	(13,041)	33,874	6,276	3,441
Gain (loss) on available for sale securities, net	1,255	1,430	467	4,339	(12)
Total other operating revenue	229,832	191,446	177,054	198,789	229,938
Other operating expense:
Personnel	175,863	172,035	173,010	176,198	179,860
Business promotion	4,939	2,744	2,154	3,728	2,633
Charitable contributions to BOKF Foundation	—	—	4,000	6,000	—
Professional fees and services	12,436	12,361	11,980	14,254	14,074
Net occupancy and equipment	28,395	26,633	26,662	27,875	28,111
Insurance	3,712	3,660	4,620	4,006	5,848
Data processing and communications	38,371	36,418	37,467	35,061	34,751
Printing, postage and supplies	3,558	4,285	3,440	3,805	3,482
Amortization of intangible assets	4,488	4,578	4,807	5,088	5,071
Mortgage banking costs	8,962	11,126	13,943	14,765	15,803
Other expense	10,553	17,312	13,701	11,892	7,411
Total other operating expense	291,277	291,152	295,784	302,672	297,044
Net income before taxes	241,782	215,603	186,690	199,847	204,644
Federal and state income taxes	54,061	48,496	42,382	45,138	50,552
Net income	187,721	167,107	144,308	154,709	154,092
Net income (loss) attributable to non-controlling interests	(601)	686	(1,752)	485	58
Net income attributable to BOK Financial Corporation shareholders	$188,322	$166,421	$146,060	$154,224	$154,034

Average shares outstanding:
Basic	68,359,125	68,815,666	69,137,375	69,489,597	69,877,866
Diluted	68,360,871	68,817,442	69,141,710	69,493,050	69,879,290
Net income per share:
Basic	$2.74	$2.40	$2.10	$2.21	$2.19
Diluted	$2.74	$2.40	$2.10	$2.21	$2.19

LOANS TREND -- UNAUDITED
BOK FINANCIAL CORPORATION
(In thousands)

	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020
Commercial:
Healthcare	$3,347,641	$3,381,261	$3,290,758	$3,305,990	$3,325,790
Services	3,323,422	3,389,756	3,421,948	3,508,583	3,545,825
Energy	2,814,059	3,011,331	3,202,488	3,469,194	3,717,101
General business	2,690,018	2,690,559	2,742,590	2,793,768	2,976,990
Total commercial	12,175,140	12,472,907	12,657,784	13,077,535	13,565,706

Commercial real estate:
Office	1,030,755	1,073,346	1,094,060	1,085,257	1,099,563
Industrial	890,316	824,577	789,437	810,510	792,389
Multifamily	875,586	964,824	1,227,915	1,328,045	1,387,461
Retail	766,402	784,445	787,648	796,223	786,211
Residential construction and land development	118,416	128,939	119,079	119,394	121,258
Other commercial real estate	435,417	470,861	485,208	559,109	506,818
Total commercial real estate	4,116,892	4,246,992	4,503,347	4,698,538	4,693,700

Paycheck protection program	536,052	1,121,583	1,848,550	1,682,310	2,097,325

Loans to individuals:
Residential mortgage	1,747,243	1,772,627	1,797,478	1,863,003	1,849,144
Residential mortgages guaranteed by U.S. government agencies	376,986	413,806	420,051	408,687	384,247
Personal	1,395,623	1,388,534	1,306,637	1,277,447	1,213,178
Total loans to individuals	3,519,852	3,574,967	3,524,166	3,549,137	3,446,569

Total	$20,347,936	$21,416,449	$22,533,847	$23,007,520	$23,803,300

LOANS MANAGED BY PRINCIPAL MARKET AREA -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020

Texas:
Commercial	$5,815,562	$5,690,901	$5,748,345	$5,926,534	$6,135,471
Commercial real estate	1,383,871	1,403,751	1,511,714	1,519,217	1,523,226
Paycheck protection program	115,623	342,933	537,899	501,079	614,970
Loans to individuals	901,121	885,619	848,194	855,410	794,055
Total Texas	8,216,177	8,323,204	8,646,152	8,802,240	9,067,722

Oklahoma:
Commercial	2,590,887	2,840,560	2,975,477	3,144,782	3,332,244
Commercial real estate	552,184	552,673	597,840	597,733	608,448
Paycheck protection program	192,474	242,880	468,002	413,108	487,247
Loans to individuals	2,014,099	2,063,419	2,043,705	2,052,784	2,034,576
Total Oklahoma	5,349,644	5,699,532	6,085,024	6,208,407	6,462,515

Colorado:
Commercial	1,874,613	1,904,182	1,910,826	1,929,320	1,993,364
Commercial real estate	526,653	656,521	777,786	879,648	893,626
Paycheck protection program	140,470	299,712	436,540	377,111	494,910
Loans to individuals	249,298	262,796	264,759	264,295	257,832
Total Colorado	2,791,034	3,123,211	3,389,911	3,450,374	3,639,732

Arizona:
Commercial	1,194,801	1,239,270	1,207,089	1,219,072	1,218,769
Commercial real estate	734,174	705,497	667,766	726,111	702,291
Paycheck protection program	42,815	104,946	208,481	211,725	272,114
Loans to individuals	182,506	178,481	179,031	177,948	166,203
Total Arizona	2,154,296	2,228,194	2,262,367	2,334,856	2,359,377

Kansas/Missouri:
Commercial	336,414	388,291	421,974	455,914	493,606
Commercial real estate	408,001	406,055	395,590	366,821	352,663
Paycheck protection program	6,920	41,954	60,741	56,011	80,230
Loans to individuals	100,920	103,092	104,954	105,995	96,598
Total Kansas/Missouri	852,255	939,392	983,259	984,741	1,023,097

New Mexico:
Commercial	287,695	304,804	307,395	303,833	288,374
Commercial real estate	437,302	437,996	448,298	473,204	473,697
Paycheck protection program	31,444	86,716	124,059	109,881	133,244
Loans to individuals	66,651	68,177	70,491	75,665	79,890
Total New Mexico	823,092	897,693	950,243	962,583	975,205

Arkansas:
Commercial	75,168	104,899	86,678	98,080	103,878
Commercial real estate	74,707	84,499	104,353	135,804	139,749
Paycheck protection program	6,306	2,442	12,828	13,395	14,610
Loans to individuals	5,257	13,383	13,032	17,040	17,415
Total Arkansas	161,438	205,223	216,891	264,319	275,652

TOTAL BOK FINANCIAL	$20,347,936	$21,416,449	$22,533,847	$23,007,520	$23,803,300
Loans attributed to a principal market may not always represent the location of the borrower or the collateral.

DEPOSITS BY PRINCIPAL MARKET AREA -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands)

	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020
Oklahoma:
Demand	$5,080,162	$4,985,542	$4,823,436	$4,329,205	$4,493,978
Interest-bearing:
Transaction	11,692,679	12,065,844	12,828,070	12,603,658	12,586,449
Savings	510,906	500,344	487,862	420,996	401,062
Time	1,039,866	1,139,980	1,197,517	1,134,453	1,081,176
Total interest-bearing	13,243,451	13,706,168	14,513,449	14,159,107	14,068,687
Total Oklahoma	18,323,613	18,691,710	19,336,885	18,488,312	18,562,665

Texas:
Demand	3,987,503	3,752,790	3,592,969	3,449,882	3,152,106
Interest-bearing:
Transaction	4,985,465	4,335,113	4,257,234	3,800,427	3,482,555
Savings	165,043	160,805	154,406	139,173	136,787
Time	337,389	346,577	368,086	383,062	438,337
Total interest-bearing	5,487,897	4,842,495	4,779,726	4,322,662	4,057,679
Total Texas	9,475,400	8,595,285	8,372,695	7,772,544	7,209,785

Colorado:
Demand	2,158,596	1,991,343	2,115,354	2,168,404	2,057,603
Interest-bearing:
Transaction	2,337,354	2,159,819	2,100,135	2,170,485	1,861,763
Savings	79,873	73,990	73,446	69,384	68,230
Time	184,002	193,787	204,973	208,778	226,780
Total interest-bearing	2,601,229	2,427,596	2,378,554	2,448,647	2,156,773
Total Colorado	4,759,825	4,418,939	4,493,908	4,617,051	4,214,376

New Mexico:
Demand	1,222,895	1,197,412	1,131,713	941,074	964,908
Interest-bearing:
Transaction	837,630	723,757	736,923	733,007	713,418
Savings	107,615	105,837	103,591	91,646	85,463
Time	168,879	174,665	181,863	186,307	200,525
Total interest-bearing	1,114,124	1,004,259	1,022,377	1,010,960	999,406
Total New Mexico	2,337,019	2,201,671	2,154,090	1,952,034	1,964,314

Arizona:
Demand	1,110,884	943,511	915,439	905,201	928,671
Interest-bearing:
Transaction	784,614	820,901	835,795	768,220	771,319
Savings	16,468	13,496	13,235	12,174	11,498
Time	30,862	30,012	30,997	32,721	36,929
Total interest-bearing	831,944	864,409	880,027	813,115	819,746
Total Arizona	1,942,828	1,807,920	1,795,466	1,718,316	1,748,417

	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020
Kansas/Missouri:
Demand	488,595	463,339	478,370	426,738	405,360
Interest-bearing:
Transaction	965,757	978,160	991,510	960,237	616,797
Savings	17,303	17,539	18,686	16,286	15,520
Time	13,040	13,509	13,898	14,610	16,430
Total interest-bearing	996,100	1,009,208	1,024,094	991,133	648,747
Total Kansas/Missouri	1,484,695	1,472,547	1,502,464	1,417,871	1,054,107

Arkansas:
Demand	41,594	46,472	45,889	45,834	44,712
Interest-bearing:
Transaction	149,611	195,125	141,207	122,388	164,439
Savings	3,289	3,445	3,000	2,333	2,389
Time	6,677	6,819	7,022	7,197	7,796
Total interest-bearing	159,577	205,389	151,229	131,918	174,624
Total Arkansas	201,171	251,861	197,118	177,752	219,336

TOTAL BOK FINANCIAL	$38,524,551	$37,439,933	$37,852,626	$36,143,880	$34,973,000

NET INTEREST MARGIN TREND -- UNAUDITED
BOK FINANCIAL CORPORATION

	Three Months Ended
	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020

TAX-EQUIVALENT ASSETS YIELDS
Interest-bearing cash and cash equivalents	0.14%	0.10%	0.10%	0.10%	0.12%
Trading securities	2.04%	1.95%	2.06%	2.02%	1.92%
Investment securities, net of allowance	5.02%	5.01%	4.88%	4.88%	4.85%
Available for sale securities	1.80%	1.85%	1.84%	1.98%	2.11%
Fair value option securities	2.62%	2.60%	1.95%	2.27%	1.92%
Restricted equity securities	2.55%	3.36%	2.86%	3.25%	2.53%
Residential mortgage loans held for sale	3.06%	2.91%	2.71%	2.75%	3.01%
Loans	3.68%	3.54%	3.55%	3.68%	3.60%
Allowance for loan losses
Loans, net of allowance	3.73%	3.60%	3.62%	3.75%	3.67%
Total tax-equivalent yield on earning assets	2.78%	2.75%	2.78%	2.92%	3.04%

COST OF INTEREST-BEARING LIABILITIES
Interest-bearing deposits:
Interest-bearing transaction	0.09%	0.10%	0.12%	0.14%	0.17%
Savings	0.04%	0.04%	0.04%	0.05%	0.05%
Time	0.55%	0.58%	0.70%	0.89%	1.13%
Total interest-bearing deposits	0.13%	0.14%	0.17%	0.19%	0.26%
Funds purchased and repurchase agreements	0.20%	0.16%	0.19%	0.28%	0.17%
Other borrowings	0.37%	0.34%	0.39%	0.42%	0.43%
Subordinated debt	4.63%	4.87%	4.92%	4.87%	4.89%
Total cost of interest-bearing liabilities	0.19%	0.21%	0.24%	0.28%	0.31%
Tax-equivalent net interest revenue spread	2.59%	2.54%	2.54%	2.64%	2.73%
Effect of noninterest-bearing funding sources and other	0.07%	0.06%	0.08%	0.08%	0.08%
Tax-equivalent net interest margin	2.66%	2.60%	2.62%	2.72%	2.81%

Yield calculations are shown on a tax equivalent basis at the statutory federal and state rates for the periods presented. The yield calculations exclude security trades that have been recorded on trade date with no corresponding interest income and the unrealized gains and losses. The yield calculation also includes average loan balances for which the accrual of interest has been discontinued and are net of unearned income. Yield/rate calculations are generally based on the conventions that determine how interest income and expense is accrued.

CREDIT QUALITY INDICATORS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratios)

	Three Months Ended
	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020
Nonperforming assets:
Nonaccruing loans:
Commercial:
Energy	$45,500	$70,341	$101,800	$125,059	$126,816
Services	25,714	29,913	28,033	25,598	25,817
Healthcare	509	527	3,187	3,645	3,645
General business	8,951	11,823	14,053	12,857	13,675
Total commercial	80,674	112,604	147,073	167,159	169,953

Commercial real estate	21,223	26,123	27,243	27,246	12,952

Loans to individuals:
Permanent mortgage	30,674	31,473	32,884	32,228	31,599
Permanent mortgage guaranteed by U.S. government agencies	9,188	9,207	8,564	7,741	6,397
Personal	188	229	255	319	252
Total loans to individuals	40,050	40,909	41,703	40,288	38,248

Total nonaccruing loans	$141,947	$179,636	$216,019	$234,693	$221,153
Accruing renegotiated loans guaranteed by U.S. government agencies	178,554	171,324	154,591	151,775	142,770
Real estate and other repossessed assets	28,770	57,337	70,911	90,526	52,847
Total nonperforming assets	$349,271	$408,297	$441,521	$476,994	$416,770
Total nonperforming assets excluding those guaranteed by U.S. government agencies	$161,529	$227,766	$278,366	$317,478	$267,603

Accruing loans 90 days past due[1]	$223	$252	$395	$10,369	$7,684

Gross charge-offs	$9,584	$18,304	$16,905	$18,251	$26,661
Recoveries	(1,769)	(2,856)	(2,437)	(1,592)	(4,232)
Net charge-offs	$7,815	$15,448	$14,468	$16,659	$22,429

Provision for loan losses	$(27,395)	$(25,064)	$(21,770)	$(14,478)	$6,609
Provision for credit losses from off-balance sheet unfunded loan commitments	4,952	(8,590)	(4,044)	8,952	(4,950)
Provision for expected credit losses from mortgage banking activities	(534)	(1,222)	885	(923)	(770)
Provision for credit losses related to held-to maturity (investment) securities portfolio	(23)	(124)	(71)	(51)	(889)
Total provision for credit losses	$(23,000)	$(35,000)	$(25,000)	$(6,500)	$—

	Three Months Ended
	Sept. 30, 2021	June 30, 2021	Mar. 31, 2021	Dec. 31, 2020	Sept. 30, 2020
Allowance for loan losses to period end loans	1.36%	1.46%	1.56%	1.69%	1.76%
Allowance for loan losses to period end loans excluding PPP loans[2]	1.40%	1.54%	1.70%	1.82%	1.93%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to period end loans	1.50%	1.57%	1.71%	1.85%	1.88%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to period end loans excluding PPP loans[2]	1.54%	1.66%	1.86%	2.00%	2.06%
Nonperforming assets to period end loans and repossessed assets	1.71%	1.90%	1.95%	2.07%	1.75%
Net charge-offs (annualized) to average loans	0.15%	0.28%	0.25%	0.28%	0.37%
Net charge-offs (annualized) to average loans excluding PPP loans[2]	0.16%	0.30%	0.28%	0.31%	0.41%
Allowance for loan losses to nonaccruing loans[1]	208.41%	183.00%	169.87%	171.24%	195.47%
Combined allowance for loan losses and accrual for off-balance sheet credit risk from unfunded loan commitments to nonaccruing loans[1]	230.43%	197.25%	185.72%	187.51%	208.49%
1    Excludes residential mortgage loans guaranteed by agencies of the U.S. government.
2    Metric meaningful due to the unique characteristics and short-term nature of the PPP loans.

SEGMENTS -- UNAUDITED
BOK FINANCIAL CORPORATION
(in thousands, except ratios)

	Three Months Ended			3Q21 vs 2Q21		3Q21 vs 3Q20
	Sept. 30, 2021	June 30, 2021	Sept. 30, 2020	$ change	% change	$ change	% change
Commercial Banking
Net interest revenue	$134,104	$130,901	$149,946	$3,203	2.4%	$(15,842)	(10.6)%
Fees and commissions revenue	56,452	63,368	50,085	(6,916)	(10.9)%	6,367	12.7%
Combined net interest and fee revenue	190,556	194,269	200,031	(3,713)	(1.9)%	(9,475)	(4.7)%
Other operating expense	68,301	71,351	66,846	(3,050)	(4.3)%	1,455	2.2%
Corporate expense allocations	11,769	12,512	5,172	(743)	(5.9)%	6,597	127.6%
Net income	102,694	72,632	75,097	30,062	41.4%	27,597	36.7%

Average assets	28,474,182	28,160,594	28,000,183	313,588	1.1%	473,999	1.7%
Average loans	16,588,875	16,981,888	18,677,401	(393,013)	(2.3)%	(2,088,526)	(11.2)%
Average deposits	17,881,673	17,049,772	15,375,450	831,901	4.9%	2,506,223	16.3%

Consumer Banking
Net interest revenue	$27,222	$24,945	$33,130	$2,277	9.1%	$(5,908)	(17.8)%
Fees and commissions revenue	44,405	37,714	67,974	6,691	17.7%	(23,569)	(34.7)%
Combined net interest and fee revenue	71,627	62,659	101,104	8,968	14.3%	(29,477)	(29.2)%
Other operating expense	49,483	52,453	59,155	(2,970)	(5.7)%	(9,672)	(16.4)%
Corporate expense allocations	11,516	11,599	10,691	(83)	(0.7)%	825	7.7%
Net income	12,432	1,698	26,855	10,734	632.2%	(14,423)	(53.7)%

Average assets	10,083,593	10,087,488	9,898,112	(3,895)	—%	185,481	1.9%
Average loans	1,763,705	1,786,242	1,825,865	(22,537)	(1.3)%	(62,160)	(3.4)%
Average deposits	8,516,942	8,469,043	7,940,973	47,899	0.6%	575,969	7.3%

Wealth Management
Net interest revenue	$55,196	$52,293	$22,985	$2,903	5.6%	$32,211	140.1%
Fees and commissions revenue	97,966	78,841	111,655	19,125	24.3%	(13,689)	(12.3)%
Combined net interest and fee revenue	153,162	131,134	134,640	22,028	16.8%	18,522	13.8%
Other operating expense	87,417	79,429	82,868	7,988	10.1%	4,549	5.5%
Corporate expense allocations	10,101	10,343	9,397	(242)	(2.3)%	704	7.5%
Net income	41,406	31,061	31,212	10,345	33.3%	10,194	32.7%

Average assets	19,109,700	19,201,041	16,204,510	(91,341)	(0.5)%	2,905,190	17.9%
Average loans	1,971,380	1,968,513	1,777,008	2,867	0.1%	194,372	10.9%
Average deposits	9,120,446	9,695,319	9,090,116	(574,873)	(5.9)%	30,330	0.3%
Fiduciary assets	60,497,576	58,654,788	48,887,513	1,842,788	3.1%	11,610,063	23.7%
Assets under management or administration	98,842,789	96,632,748	82,419,932	2,210,041	2.3%	16,422,857	19.9%